UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 14, 2010

Striker Energy Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-52218	20-2590810
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

901 – 360 Bay Street, Toronto, ON, Canada	M5H 2V6
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (416) 489-0093

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 14, 2010, with retroactive effect to July 1, 2010, our wholly owned subsidiary, PediatRx Inc., entered into an employment agreement with Mr. David Tousley, Chief Financial Officer, Treasurer and Secretary of PediatRx. Pursuant to the employment agreement, Mr. Tousley agreed to perform such duties as are regularly and customarily performed by the Chief Financial Officer of a corporation in consideration for, among other things, $200,000 per annum. Mr. Tousley is also eligible to receive an annual bonus and an annual stock option award at the end of each year at the discretion of the board of directors of PediatRx. In addition, subject to certain performance milestones and a formal escrow agreement between PediatRx and Mr. Tousley to be entered into by September 30, 2010, shares of our common stock owned by Mr. Tousley are to be placed into escrow and released to him upon achievement of such performance milestones or returned to us for cancellation as provided therein. The term of the employment agreement is two years from July 1, 2010, unless both parties agree to extend.

On September 14, 2010, with retroactive effect to July 1, 2010, our wholly owned subsidiary, PediatRx Inc., entered into an employment agreement with Mr. Jorge Rodriguez, Chief Commercial Officer of PediatRx. Pursuant to the employment agreement, Mr. Rodriguez agreed to perform such duties as are regularly and customarily performed by the Chief Commercial Officer of a corporation in consideration for, among other things, $150,000 per annum. Mr. Rodriguez is also eligible to receive an annual bonus and an annual stock option award at the end of each year at the discretion of the board of directors of PediatRx. The term of the employment agreement is two years from July 1, 2010, unless both parties agree to extend.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 14, 2010, Mr. Jorge Rodriguez was appointed as vice president, and is the Chief Commercial Officer, of our wholly owned subsidiary, PediatRx Inc.

Jorge Rodriguez

Mr. Rodriguez, age 46, brings a wealth of pharmaceutical experience in domestic and global marketing, sales and trade distribution, and market research to PediatRx. He has been president of J&R PharmaResources, Inc., a pharmaceutical consulting firm that specializes in sales, marketing, commercial development, managed care access programs, and acquisitions, since 2006, and served as director of Client Services between 2008 and 2009 for G&S Market Research, Inc. From 2005 to 2006, Mr. Rodriguez was director of Business Development for Oncology Therapeutics Network, and between 2003 and 2005 he was senior director of Marketing – Cardiovascular Business Unit for First Horizon Pharmaceutical Corporation, now Sciele Pharmaceuticals. Mr. Rodriguez was a market research manager and product manager at Pharmacia Corporation, now Pfizer, between 2000 and 2003. He began his career in sales at Pfizer Pharmaceuticals from 1995 thru 1999. Mr. Rodriguez graduated with a baccalaureate degree in Economics from Florida International University in 1989, and is bilingual in English and Spanish.

There are no family relationships between Mr. Rodriguez and any of our director or executive officers.

Except for the employment agreement between PediatRx and Mr. Rodriguez disclosed above, since March 1, 2008, there have been no transactions, or currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years ($46.04), and in which Mr. Rodriguez or any member of his immediate family (including his spouse, parents, children, siblings and in-laws) had or will have a direct or indirect material interest.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement effective July 1, 2010 with David L. Tousley

10.2	Employment Agreement effective July 1, 2010 with Jorge Rodriguez

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRIKER ENERGY CORP.

/s/ Joseph Carusone
Joseph Carusone
President, Secretary, Treasurer and Director

Date September 16, 2010